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                                                                      Exhibit 99

                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D. C. 20549


                               -------------------

                                    FORM 11-K

                               -------------------


                              For Annual Reports of
               Employee Stock Purchase, Savings and Similar Plans
                        Pursuant to Section 15(d) of the
                         Securities Exchange Act of 1934


                   For the fiscal year ended October 31, 1999


                          Commission file number 1-6196


A. Full title of the plans and address of the plans, if different from that of the issuer named below:

            Piedmont Natural Gas Company Employee Stock Purchase Plan Piedmont Natural Gas Company Employee Stock Ownership Plan


B. Name of issuer of the securities held pursuant to the plans and the address of its principal executive office:


                       Piedmont Natural Gas Company, Inc.
                                1915 Rexford Road
                         Charlotte, North Carolina 28211



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            Piedmont Natural Gas Company Employee Stock Purchase Plan

         The Employee Stock Purchase Plan (ESPP) was first adopted in 1986, effective as of July 1, 1985. The purpose of the ESPP is to encourage employees to purchase Piedmont Common Stock, thereby promoting increased interest in the Company, and to encourage employees to remain employed. Participants elect to have a portion of their pay withheld each pay period for periodic purchases at 90% of the average market prices for the month during which the purchase takes place.

         The following significant changes were made in the ESPP during the year ended October 31, 1999:

- The plan year was changed from a calendar year to a fiscal year ending October 31.

- Purchase dates were changed from semi-annual, June 30 and December 31, to quarterly, January 31, April 30, July 31 and October 31.

- Employees are now eligible to participate at the beginning of the purchase quarter following their hire date. Previously employees had to be employed six months before beginning participation at a purchase period beginning January 1 or July 1.

- Purchased shares are now deposited in the participant's account in Piedmont's Dividend Reinvestment and Stock Purchase Plan (DRIP). Stock certificates will only be issued from the DRIP upon the request of the participant. Previously stock certificates were issued to participants at the time of purchase.

         There are no financial statements for the ESPP. Amounts withheld from participants are recorded as a general liability on Piedmont's books until the purchase date. At that time, the liability is reduced to zero and shares are issued to the DRIP as indicated above. We furnish a quarterly statement to participants showing the number of shares purchased, the purchase price and the balance in the account. At October 31, 1999, 546 employees were participating in the ESPP.


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           Piedmont Natural Gas Company Employee Stock Ownership Plan

                 Statements Of Net Assets Available For Benefits
                            October 31, 1999 and 1998


                                                       1999              1998
                                                    ----------        ----------
Assets:
Investment in Common Stock of Piedmont Natural
  Gas Company, Inc., at fair value - 210,511
  and 217,298 shares (cost $2,782,697 and
  $2,781,669) at 1999 and 1998, respectively        $6,736,352        $7,551,106
Receivable on sale of stock                                198               117
Short-term investment fund, at cost which
  approximates fair value                                1,516             1,067
Other                                                       57                49
                                                    ----------        ----------

Net Assets Available for Benefits                   $6,738,123        $7,552,339
                                                    ==========        ==========


See notes to financial statements.


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           Piedmont Natural Gas Company Employee Stock Ownership Plan

           Statements Of Changes In Net Assets Available For Benefits
               For the Years Ended October 31, 1999, 1998 and 1997


                                                  1999               1998                1997
                                              -----------         -----------         -----------
Dividend and interest income                  $   287,859         $   288,089         $   281,528
Gain (Loss) on sale of assets (Note 3)            (55,838)             22,398              44,876
Net appreciation (depreciation) in
  fair value of investment
  in Common Stock                                (528,700)          1,486,211             764,046
Withdrawals by participants                      (517,537)           (812,499)           (413,866)
                                              -----------         -----------         -----------

Net increase (decrease)                          (814,216)            984,199             676,584
Net assets available for benefits:
 Beginning of year                              7,552,339           6,568,140           5,891,556
                                              -----------         -----------         -----------
 End of year                                  $ 6,738,123         $ 7,552,339         $ 6,568,140
                                              ===========         ===========         ===========


See notes to financial statements.


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           Piedmont Natural Gas Company Employee Stock Ownership Plan

                          Notes To Financial Statements

1.       Description of the Plan

         The Piedmont Natural Gas Company Employee Stock Ownership Plan (ESOP) was established to enable employees to acquire Piedmont Common Stock. Through 1986, we contributed to the ESOP amounts equal to a tax credit based on aggregate compensation paid or accrued to all employees under the ESOP. The Tax Reform Act of 1986 eliminated the tax credit allowance, and we have not made contributions since 1987.

         The ESOP is administered by an Administration Committee approved by our Board of Directors. We pay the administrative expenses of the ESOP. The Trust Client Services department of Wachovia Bank, N.A., serves as trustee and custodian. The ESOP is subject to the provisions of the Employee Retirement Income Security Act of 1974.

         A participant in the ESOP is defined as an active eligible employee with a balance in his or her ESOP account. An employee is eligible to participate following the later of the date of completion of at least 1,000 hours of service during a period of 12 consecutive months or attainment of age 21. However, employees who reached eligibility after we stopped making contributions are not considered participants and no previous contributions have been credited to them.

         Separate accounts are maintained for each participant to reflect the allocation of contributions and subsequent dividend and investment income. Any income credited to participants is reinvested in Common Stock. The ESOP provides for immediate vesting.

         Distributions are made either at early retirement (age 55 and 10 years of service), at normal retirement (age 65), at actual retirement for a participant who remains employed after attaining normal retirement age, at permanent disability or at death of the participant. The Administration Committee may direct an earlier distribution following a participant's termination of employment, and this has been the practice.

         A participant who has reached age 55 and completed ten years of participation has the right to diversify a portion of his or her account balance each year during the qualified election period.


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         We may terminate the ESOP at any time and may either continue operations until the trustee has distributed all benefits or cause the assets to be liquidated and distributed.

2.       Basis of Accounting

         The financial statements are presented on the accrual basis of accounting.

         We make estimates and assumptions when preparing financial statements. Those estimates and assumptions affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from estimates.

         The investment in Common Stock is valued at fair value as determined by quoted market prices on the New York Stock Exchange on October 31, 1999 and 1998. Dividend income is accrued on the ex-dividend date. Purchases and sales of securities are recorded on a trade-date basis. Realized gains and losses from security transactions are reported on the average cost method.

3.       Gain (Loss) on Sale of Assets

         The gain (loss) on sale of assets for the years ended October 31, 1999, 1998 and 1997, was computed as follows:

                                   1999              1998            1997
                                ---------         ---------        ---------

         Gross proceeds         $ 386,600         $ 184,200        $ 448,975
         Historical cost          442,438           161,802          404,099
                                ---------         ---------        ---------
         Gain (Loss)            $ (55,838)        $  22,398        $  44,876
                                =========         =========        =========


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4.       Net Assets Available for Benefits

         Net assets available for benefits adjusted for the payable to participants for withdrawals at October 31, 1999, 1998 and 1997, were as follows:

                                                 1999              1998              1997
                                              ----------        ----------        ----------

         Net assets available for
           benefits at end of year            $6,738,123        $7,552,339        $6,568,140
         Payable to participants
           for withdrawals                        17,289           114,003           205,919
                                              ----------        ----------        ----------
         Net assets available for
           benefits adjusted for the
           payable to participants
           for withdrawals                    $6,720,834        $7,438,336        $6,362,221
                                              ==========        ==========        ==========

5.       Tax Status

         The ESOP is qualified under Sections 401 and 409 of the Internal Revenue Code of 1986, as amended (the Tax Code). The Internal Revenue Service has informed us by letter that the ESOP, as designed, is qualified and the trust established under the ESOP is exempt from income taxes under Section 501(a) of the Tax Code. The ESOP has been amended since receiving the determination letter; however, we believe the ESOP is currently designed and being operated in compliance with applicable requirements of the Tax Code.

         Distributions are taxed to recipients as ordinary income, with the taxable amount that applies to Common Stock being the lesser of cost or fair market value on the date of distribution. Any increase in the value of Common Stock is not taxed during the period that the stock is held by the trust nor upon its distribution to the participant. If stock is sold after distribution, the sale is subject to capital gain or loss treatment, depending on the sales price of the stock.



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Independent Auditors' Report



Piedmont Natural Gas Company
  Employee Stock Ownership Plan:

We have audited the accompanying statements of net assets available for benefits of the Piedmont Natural Gas Company Employee Stock Ownership Plan (the Plan) as of October 31, 1999 and 1998, and the related statements of changes in net assets available for benefits for each of the three years in the period ended October 31, 1999. These financial statements are the responsibility of the Plan's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the net assets available for benefits of the Plan as of October 31, 1999 and 1998, and the changes in net assets available for benefits for each of the three years in the period ended October 31, 1999 in conformity with generally accepted accounting principles.




/s/ Deloitte & Touche LLP
DELOITTE & TOUCHE LLP

Charlotte, North Carolina
January 18, 2000




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